Exhibit 4.23

Amended Exclusive Support Services Agreement

Between

GUANGDONG YIHAO PHARMACY CO., LTD.

And

YAO FANG INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

July 1, 2019

This Amended Exclusive Support Services Agreement (the “Agreement”) is concluded and signed on July 1, 2019 in Shanghai, the People’s Republic of China (“China”) by and between:

GUANGDONG YIHAO PHARMACY CO., LTD. (the “Operator”), a limited liability company incorporated and existing in accordance with the laws of China with its registered address at Zone A, 2/F, No.1 Gonghe Road (West), Yuexiu District, Guangzhou, China; and

YAO FANG INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD. (the “Foreign-owned Enterprise”), a complete foreign-owned enterprise incorporated and existing in accordance with the laws of China with its registered address at Room 805, Suite B, No.1 Building, No.977, Shangfeng Road, Tang Town, Pudong New Area, Shanghai, China.

WHEREAS, the Operator and the Foreign-owned Enterprise have entered into the Exclusive Support Services Agreement on September 5, 2013 (the “Original Agreement”), according to which the Operator agreed the Foreign-owned Enterprise to provide exclusive Supporting Services and charge corresponding Service Fee to the Operator;

WHEREAS, the Operator and the Foreign-owned Enterprise are willing to make adjustment to the standard of the Service Fee.

NOW, THEREFORE, the Parties agree, through friendly consultations, as follows:

1. The Parties agree, the Article 3.1 of the Original Agreement shall be amended as follows from July 1, 2019:

3.1 Service Fee

As the consideration for the Supporting Services provided by the Foreign-owned Enterprise to the Operator, the Operator shall pay the Foreign-owned Enterprise the Service Fee (“Service Fee”) quarterly during the term hereof and the amount of the Service Fee shall be equal to 3% of the Proceeds earned by the Operator (excluding proceeds from the Affiliates).

Notwithstanding the foregoing, in case of operating loss occurring to Operator in any quarter during the term hereof, the Foreign-owned Enterprise may, in its sole discretion, decide to (i) allow the Operator to defer to pay the Service Fee to next quarter, or (ii) exempt the obligation of the Operator of paying Service Fees for such quarter.

The Parties further agree that the specific amount of the Service Fee could be adjusted in writing from time to time.

2. The above amendment shall not affect the other rights and obligations and the implementation under the Original Agreement. In case of any inconsistencies between this Agreement and the Original Agreement, this Agreement shall prevail; and for those issues not covered in this Agreement, the Original Agreement shall be applied.

3. This Agreement is made in two counterparts in Chinese, with each Party holding one counterpart, and those two counterparts shall have equal legal force. The Parties may execute the copies of this Agreement according to actual needs.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; THE SIGNATURE PAGE IS ATTACHED HEREINBELOW]

IN WITNESS WHEREOF, the Parties have caused this Amended Exclusive Support Services Agreement to be executed by their respective legal representatives or authorized representatives on the day and year first above written.

GUANGDONG YIHAO PHARMACY CO., LTD.

By:

Name: Yang ZHANG

Title: Legal Representative

Seal: /s/ Guangdong Yihao Pharmacy Co., Ltd.

YAO FANG INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:

Name: Qing MU

Title: Legal Representative

Seal: /s/ Yao Fang Information Technology (Shanghai) Co., Ltd.